                                    STATEMENT
                                       for
                         ANNUAL MEETING OF SHAREHOLDERS
                                       of
                                  BAYLAKE CORP.

     This Proxy Statement is being furnished to the shareholders of Baylake Corp. ("Baylake") in connection with the solicitation of proxies on behalf of Baylake's Board of Directors to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m., local time, on Monday, June 8, 1998, at the Cornerstone Conference Center, 222 North Third Avenue, Sturgeon Bay, Wisconsin, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are being mailed to the shareholders on or about April 30, 1998.

     At the Annual Meeting, Baylake shareholders will be asked to elect three
(3) directors to serve as Class I directors, whose terms as directors will expire in 2001. Presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake Common for any matter constitutes a quorum for all matters to be considered at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the Annual Meeting and the validity of proxies and ballots, and will count all votes and ballots. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake's charter documents and any other requirements applicable to the matters to be voted upon. Each shareholder of record of Baylake Common at the close of business on April 24, 1998, will be entitled to one vote for each share of Baylake Common registered in such shareholder's name. At that date there were 2,437,430 shares of Baylake Common issued and outstanding, all of which are entitled to vote.

     Shares represented at the Annual Meeting by properly executed proxy will be voted in accordance with the specifications made on the proxy. Unless otherwise directed, proxies will be voted FOR the election of the named individuals in Class I. If any of the nominees would decline or be unable to act, which eventuality is not foreseen, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

     Directors are elected by a plurality of the votes cast by holders of Baylake Common entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the secretary of Baylake, by giving oral notice to the presiding officer during the Annual Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Annual Meeting will not in and of itself constitute revocation of a proxy.

     The expense of preparing, printing and mailing this Proxy Statement and the solicitation of proxies will be borne by Baylake. In addition to solicitation by mail, directors, officers and employees of Baylake may solicit proxies by telephone, facsimile transmission or personal contact, but will receive no additional compensation for such services.

     Baylake shareholders of record or beneficially on April 24, 1998 may obtain a copy (without exhibits) of Baylake's (i) Annual Report on Form 10-K, as amended, for the year ended December 31, 1997, and (ii) Quarterly Report on Form 10-Q, for the three months ended March 31, 1998, without charge, upon the written request of such person to: Steven Jennerjohn, Chief Financial Officer, Baylake Corp., 217 N. Fourth Avenue, P.O. Box 9, Sturgeon Bay, WI 54235.

         MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

      THE BOARD OF DIRECTORS OF BAYLAKE UNANIMOUSLY RECOMMENDS:

         a vote FOR each of the nominees for Class I director,

AS THE BOARD BELIEVES SUCH ACTION TO BE IN THE BEST INTERESTS OF BAYLAKE AND ITS SHAREHOLDERS

Election of Directors

The Bylaws of Baylake provide for classification of the Board of Directors into three classes as nearly equal in number as practicable, each to serve staggered three-year terms, with the term of one class expiring each year. The Bylaws also provide that the Board may consist of not less than five (5) nor more than seventeen (17) directors as shall be determined from year to year by the shareholders. The Board of Directors currently consists of twelve (12) directors, including three (1) Class I directors, whose terms expire in 1998, four (4) Class II directors whose terms expire in 1999, and five (5) Class III directors whose terms expire in 2000. The Board of Directors has nominated the three (3) individuals named below for election as directors of Class I, to serve for terms expiring at the 2001 Annual Meeting of Shareholders and upon the election of their successors. All of the nominees are currently directors of Baylake.

The following also sets forth information as to current directors of Baylake who will serve as directors for the indicated terms. Except as otherwise indicated, each of the directors has been employed in such director's current occupation for at least five years. All of the directors of Baylake also serve as directors of Baylake Bank.

Nominees for Election as Class I Directors for Term Expiring in 2001:

                         Principal Occupation and
Name and Age              Business Experience            Director Since

John W. Bunda (63)       Owner and manager of Bunda's Hutch        1972
(3)                      (retail clothing)

L. George Evenson (69)   Retired; formerly, dairy farmer           1978
(1)(2)(4)                (1949-1993)

Thomas L. Herlache (55)  President, Chief Executive Officer and;       1970
(1)(2)(4)                Chairman of Baylake; President, Chief
Ex officio:(3)(5)        Executive Officer, Chairman and
                         Trust Officer of Baylake Bank

Continuing Class II Directors Whose Term Expires in 1999:

                         Principal Occupation and
Name and Age             Business Experience                   Director Since

John D. Collins (67)     Owner of C&S Manufacturing                    1979
(2)                      (metal production)

George Delveaux, Jr. (55)Dairy Farmer                                  1981
(3)(5)

Glenn Miller (67)        Retired; formerly Vice President of           1983
(2)(4)                   Sturgeon Bay Yacht Harbor and Co-Owner
                         of Ephraim Yacht Harbor

Joseph Morgan (55)       President of Mary Morgan, Inc.                1995
(4)(5)                   (printing)

Continuing Class III Directors Whose Term Expires in 2000:

                         Principal Occupation and
Name and Age             Business Experience                 Director  Since

Ronald D. Berg (63)      Retired; formerly, Senior Vice                1979
(1)(3)                   President of Baylake Bank

Marie Bertschinger (70)  Management of Alpine, Inc.                    1979
(2)(3)                   (resort)

Richard A. Braun (55)    Executive Vice President and Vice             1994
(1)(4)(5)                Chairman of Baylake; previously
                         President of Baylake Bank-
Ex officio:(2)           Kewaunee and President of
                         Kewaunee County Banc-Shares, Inc.

Ruth Nelson (63)         General Manager of Ephraim Shores             1983
(1)(5)                   (motel and restaurant)

William C. Parsons (61) President of Palmer Johnson Enterprises        1979
(1)(3)(4)               (shipbuilding and marine components)

(1) Member of the Executive Committee, which reviews the financial, administrative and regulatory, activities of Baylake and Baylake Bank. It is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on a weekly basis (except for the third Tuesday of each month), and held 36 meetings during 1997.

(2) Member of the Director Loan Committee which reviews certain loan transactions of Baylake Bank. This committee generally meets on a weekly basis, and held 51 meetings during 1997.

(3) Member of the Audit and Legal Committee which reviews financial and legal matters of Baylake and held 12 meetings in 1997.

(4) Member of the Personnel and Compensation Committee, which reviews the personnel policies and annual compensation levels of Baylake Bank. Officers and employees of Baylake receive no separate compensation, as all compensation is paid by Baylake Bank. This committee held 1 meeting during 1997.

(5) Member of the Special Services Committee, which reviews the functions and administration of the trust and financial services departments of Baylake Bank and Baylake's non-bank subsidiaries. This committee meets on a monthly basis, and held 12 meetings during 1997.

Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which such directors served during 1997 except that Richard A. Braun attended 72% of Executive Committee meetings and William C. Parsons attended 56% of Executive Committee meetings, and missed the Personnel & Compensation Committee meeting.

Ownership of Baylake Common

The table below sets forth information regarding the beneficial ownership of Baylake Common as of April 24, 1998 by each director and nominee for director (including the named executive officer in the Summary Compensation Table below) and by all executive officers and directors of Baylake and its subsidiaries as a group. Such information, including addresses, is also given for all persons who are known to Baylake to beneficially own more than 5% of the outstanding shares of Baylake Common as of such date. Shares reported do not reflect the 3 for 2 stock split declared by the board of directors which is effective as of May 1, 1998 and payable May 15, 1998.

Name (1)                   Number of Shares         Percent

Thomas L. Herlache           37,682(2)                1.55%
Ronald D. Berg                4,066                     *
Marie Bertschinger           52,496                   2.15%
Richard A. Braun             25,300                   1.04%
John W. Bunda                 5,676                     *
John D. Collins              21,588                     *
George Delveaux, Jr.            489                     *
L. George Evenson             3,284                     *
Glenn Miller                  4,152                     *
Joseph Morgan                 4,861                     *
Ruth Nelson                  37,951                   1.56%
William C. Parsons           27,688                   1.14%

All executive officers
and directors as a          242,765(3)                9.96%
group (21 persons)

Ellsworth L. Peterson       226,152                   9.28%
55 Utopia Circle
Sturgeon Bay, WI  54235

Oliver Ulvilden             139,797                   5.74%
P.O. Box 189
Ephraim, WI  54211

* Less than 1%

(1) For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2) In addition, there are also options to purchase 14,400 shares exercisable currently or within 60 days of the date hereof.

(3) In addition, there are also options to purchase aggregate of 98,800 shares exercisable currently or within 60 days of the date hereof.

Directors' Fees and Benefits

Directors of Baylake or Baylake Bank are paid $250 for each general board meeting attended, and $100 for each board meeting which is not attended. Members of any of the identified committees also receive $150 for each committee meeting attended.

Baylake also has deferred compensation agreements with certain of its directors, including Marie Bertschinger, John W. Bunda, George Delveaux, Jr., L. George Evenson, Ruth Nelson, and William C. Parsons. Under these agreements, participating directors may elect to defer their annual directors' fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments. At death, all sums held in the account of a participating director are payable to designated beneficiaries. Although Baylake maintains policies of insurance to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

Executive Compensation

Compensation Summary. The following table summarizes certain information for each of the last three years concerning all compensation awarded or paid to or earned by the Chief Executive Officer of Baylake. No other executive officers of Baylake and/or Baylake Bank received total annual salary and bonus exceeding $100,000 for fiscal year 1997.

                       Summary Compensation Table
                         Annual Compensation(6)

                                                 Options/   All other
Name and Principal         Salary      Bonus        SARs  Compensation
      Position       Year  ($)(1)     ($)(2)       (#)(3)    ($)(4)

Thomas L. Herlache  1997  263,972(5)   67,515       4,000    14,500
President and Chief 1996  249,848(5)   45,938       4,000    13,312
Executive Officer   1995  222,181(5)   43,750       4,000    15,000

(1) The salary amount set forth include base salaries, directors' fees and employee contributions made to the account of the named executive officer pursuant to the Baylake Bank's 401(k) Plan.

(2) Consists of bonuses earned during the year indicated pursuant to Baylake Bank's Pay-for-Performance Program and prior bonus plans, which amount were paid as soon as practicable in the following year. See

"Board of Directors/Compensation Committee Report on Management Compensation Year-end Bonuses" below for more detailed information.

(3) Consists solely of non-qualified stock options granted to the named executive officer under Baylake's 1993 Stock Option Plan, as amended.

(4) Consists of employer matching and other contributions made to the account of the named executive officer under Baylake Bank's 401(k) Plan.

(5) Includes annual compensation deferred at Mr. Herlache's election pursuant to the Thomas L. Herlache Deferred Compensation Plan, under which Mr. Herlache may defer a portion of his annual compensation in an amount equal to the greater of $20,500 or 15.6% of his base salary. Amounts deferred are held in a rabbi trust for the benefit of Mr. Herlache.

(6) Although the named individual received perquisites or other personal benefits in the years shown, in accordance with SEC regulations the value of these benefits is not shown because they did not in the aggregate exceed 10% of the individual's salary and bonus in any year.

     Mr. Herlache also has a Preferred Compensation Agreement with Baylake Bank under which Mr. Herlache is entitled to receive a minimum cash benefit of $20,000 per year (payable in monthly installments) upon his death, disability or retirement at age 65. Such payment will be made for a period of at least ten years. If Mr. Herlache decides to retire before age 65, he will be entitled to reduced annual benefits (with the reduction equal to 6.5% multiplied by the difference between his age at early retirement and age 65); however, Mr. Herlache will not be entitled to any such benefits upon retirement prior to age 65.

     Stock Options. The following tables set forth certain information concerning grants of options to purchase Baylake Common made to the named executive officer during 1997 and the number and value of options outstanding at the end of 1997 for the named executive officer.



                   Options/SAR Grants in Last Fiscal Year
                            Individual Grants(1)



                       Percent of
                       Total Options/
            Options/   SARs Granted     Exercise
              SARs     to Employees     or Base
Name       Granted(#)  in Fiscal Year  Price($/Sh)
Thomas L.
Herlache       4,000       10.0%         $26.87


                                          Potential Realizable
                                            Value at Assumed
                                          Annual Rates of Stock
        Market Price                       Price Appreciation
         at Date            Expiration       For Option Term
         of Grant              Date          5%($)      10%($)
           $26.87            1/2/07         67,594     171,295

(1) Consists entirely of non(C)qualified stock option granted pursuant to Baylake's 1993 Stock Option Plan. All options granted after April 30, 1993 have and will have exercise prices equal to 100% of Baylake Common fair market value on the date of grant. The options granted to date become exercisable 20% per year, commencing one year from date of grant.

            Aggregated Option/SAR Exercises in Last Fiscal Year
                And Fiscal Year(C)End Option/SAR Values(1)


 Name                             Shares Acquired          Value
                                  on Exercise (#)     Realized ($)(2)
Thomas L. Herlache                      0                  $0.00



     Number of Unexercised                Value of Unexercised
     Options/SARs at Fiscal             In(C)the(C)Money Options/SARs
         Year(C)End (#)                   at Fiscal Year(C)End ($)(3)
Exercisable       Unexercisable         Exercisable      Unexercisable
   7,200            8,000                 30,000            24,800


(1) Consists entirely of non(C)qualified stock options; no SARs have been granted or exercised.

(2) Market price at date of exercise of options, less option exercise price, times number of shares, equals value realized.

(3) Calculated assuming market price of Baylake Common at fiscal year-end of $26.87 per share.

Board of Directors/Compensation Committee Report on Management Compensation

     The Board of Directors determines the compensation of Baylake Bank's executive officers, based on the recommendations of the Personnel and Compensation Committee (the "Committee"). However, with respect to the compensation of Thomas L. Herlache, Baylake Bank's President and Chief Executive Officer, the Board of Directors determined his compensation based upon an independent evaluation by Executive Studies Group, comparing financial institutions of equivalent asset size. Criteria selected for salary comparisons included return on assets and net income growth and, in addition, return on assets and return on equity results. Directors and committee members who are also executive officers of Baylake Bank do not participate in discussions concerning their compensation. The Board of Directors unanimously adopted the recommendations of the Committee without modifications.

     The Committee is comprised of seven persons, including four outside directors, Thomas L. Herlache, Richard A. Braun, and Sharon Haines, Director of Human Resources. Ms. Haines is substantially responsible for initially formulating the recommended compensation levels of the salaried employees and executive officers. The Committee generally meets one time during the year to consider compensation levels and make recommendations to the Board. It works with the human resources department which gathers and provides useful information for the Committee's review.

     The general philosophy of the Committee is to offer employees fair and competitive compensation, based on the employee's individual contribution, experience and performance and on Baylake Bank's overall growth and performance. Baylake Bank's executive compensation policies are intended to attract and retain competent management with a balance of short- and long-term considerations and to provide incentives to individuals based upon the Bank's growth and earnings and the attainment of certain goals. The Board of Directors believes that this policy is critical to the long-term success and competitiveness of Baylake.

     In making its executive compensation recommendations for 1997, the Committee considered various factors, including the following: (i) the financial performance of Baylake Bank as a whole on both a short-term and long-term basis (including net income, an increase in deposits and loans, return on average shareholders' equity, and return on average assets); (ii) with respect to each individual executive officer, the financial performance of that area of Baylake Bank, if any, for which such executive is responsible, including whether or not that area of the Bank achieved its goals for 1997; (iii) the length of service of the executive and an evaluation of the executive's overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Committee deems appropriate in the case of a particular executive. The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

     The main components of Baylake Bank's executive compensation program consist of base salary, a year-end bonus, and stock options, in addition to standard medical, life and disability benefits and a 401(k) profit sharing plan made available to all employees.

     Base Salary. The principal component of executive compensation is base salary. The Committee believes that base salary is most important in retaining highly qualified officers. Accordingly, it reviews compensation surveys and comparisons collected by the human resources department and seeks to recommend salaries at levels above those applicable to other financial institutions and businesses similarly situated on the basis of type, size and community, although the Committee and human resources department do not perform any mathematical calculations or statistical analyses to arrive at any percentile comparison. Salary surveys include both informal surveys conducted by the human resources department with the cooperation of nearby community financial institutions and businesses, and formal financial surveys conducted by independent banking consultants and banking associations.

     In recommending base salary levels for 1997, the Committee (and the Board, as to the salary of Mr. Herlache) considered such factors as growth in net income and earnings per share and return on average assets and average stockholders' equity. With respect to Mr. Herlache's salary in particular, the Board took into account the sustained top performance of Baylake under his leadership as well as Baylake's most recent annual performance. In view of these considerations, the Board and Committee determined that a salary increase for the executive officers ranging from

3.00% to 25.00% including a salary increase for Mr. Herlache of 4.98% would be appropriate.

     Year-End Bonuses. The Board of Directors, in conjunction with the Committee, implemented a year-end bonus program, called the "Pay-for-Performance Program," which commenced in 1993. The Pay-for-Performance Program offers incentives to executive officers and other key employees to earn bonuses which are directly dependent on the Bank's performance in numerous select areas and in various divisions. The bonus plans reflect the philosophy of the Board that a significant portion of executive compensation should be related to the financial performance of the Bank.

     The Pay-for-Performance Program is intended to motivate and reward management and other employees by linking bonuses to critical financial performance components of the Bank. Under the Program, key indicators have been identified which are considered by the Board to have an impact on the earnings of Baylake Bank. These indicators include the following: growth in deposit and loan volumes; profit in terms of both net interest margin and fee income; asset quality with respect to loans past due over 60 days and net charge-offs;
and productivity measured by net non-interest expense as a percentage of average assets and pre-tax income as a percentage of salary and employee benefits expense. Certain quantitative goals were assigned to each of these indicators (ranging from goal 1 to goal 10), and each indicator was assigned a weighted value based on its perceived influence on earnings. The Board determined that achievement of the maximum goals (goal 10) across all indicators in 1997 should generate at least $3,523,000 in additional pre-tax income, and that the bonus pool should constitute 25% of additional net income attributable to the performance indicators (resulting in a maximum potential bonus pool of approximately $881,000 for 1997). However, it was agreed that no bonuses would be awarded unless Baylake's return on average stockholders' equity for 1997 was at least 12.80%.

     After determining the bonus pool, a calculation is made as to the size of the bonus pool set forth as a percentage of total salary expense, and each employee is eligible to receive a bonus equal to such percentage multiplied by their base salary. Half of the bonus is guaranteed to them, with the other half constituting an additional pool from which bonuses may be paid depending upon the achievement of qualitative criteria applicable to divisions of the Bank in which such employees are associated.

     Based on actual results for 1997 among the various indicators which achieved prescribed goals, a bonus pool of approximately $288,600 was established. The goal level of at least 7 was achieved in components relating to asset quality, fee income, and productivity indicators. The goal level of 1 was achieved in loan and deposit growth indicators. The bonus pool amounted to approximately 6.36% of total salaries. Executive officers of Baylake Bank received bonuses ranging from 5.51% to 8.06% of their base salaries (as a result of qualitative criteria affecting the divisions for which they are responsible). However, Mr. Herlache did not receive any pay for performance bonus. The payment of $67,515 or 35.00% of his base salary was based on the recommendation for salary adjustment resulting from the study.

     Stock Options. In April 1993, the Board of Directors approved Baylake's 1993 Stock Option Plan (the "Option Plan"), which was later approved by the shareholders in June 1993. The Option Plan was established to provide a long-term incentive to the Bank's executive officers and other key employees, to increase the overall value of Baylake in future years. The Board seeks to further motivate management by granting them options to purchase shares of Baylake Common and thus offering them a greater stake in Baylake's future. The Board also views the Option Plan as a significant component of the Bank's overall compensation package and is a complement to base salary and bonus. The Option Plan also enables the Bank to compensate its officers without having to make any cash payments.

     A total of 400,000 shares of Baylake Common has been reserved for issuance upon exercise of options granted and to be granted under the Option Plan. Options to purchase an additional 42,000 shares were granted in January 1998 at an exercise price of $28.75 per share, which approximate the then current market value of the Baylake Common. To date, options to purchase up to 226,000 shares in aggregate have been granted to a total of eleven executive officers of the Bank. All options granted will have an exercise price equal to the market value of the Baylake Common at the date of grant. Option grants have been and will be made at or near the current market value so that any value is dependent upon an increase in the market value of the Baylake Common. The options vest over five years (20% per year), commencing one year after date of grant, and expire after 10 years if not exercised.

     The total number of options granted to Baylake Bank's executive officers in 1997 was generally based on the Bank's continued performance in 1997 as compared to 1996, and the number of options granted on an individual basis took into account the executive officer's relative cash compensation, experience, responsibilities and attribution to the Bank's past and future performance. In 1998, Mr. Herlache was granted options to purchase 4,000 shares of Baylake Common, while other divisional vice presidents were granted options to purchase 4,000 shares and the Executive Vice-President was granted options to purchase 2,000 shares. Options granted in 1997 are based upon shares outstanding prior to the 3 for 2 stock split of Baylake Common declared by the board of directors based on the record date of May 1, 1998 and payable May 15, 1998.

Members of the Salary and Compensation Committee:

L. George Evenson, Sharon Haines (non-director), Thomas L. Herlache, Glenn Miller, William C. Parsons, Joseph Morgan and Richard A. Braun

Compensation Committee Interlocks and Insider Participation

     As indicated above, Thomas L. Herlache, President and Chief Executive Officer of Baylake and Baylake Bank, and Sharon Haines, Director of Human Resources, serve as members of the Personnel and Compensation Committee. Mr. Herlache is a member of the Baylake Board of Directors, although he does not participate on decisions affecting his own compensation. Mr. Herlache is also a director of Alpine, Inc., the organization of which Marie Bertschinger, a director of Baylake, was assistant manager until 1992. Alpine, Inc. does not have a compensation committee, and Mr. Herlache has not otherwise participated in decisions regarding compensation matters for that company.

Performance Graph

The following graph shows the cumulative stockholder return on the Baylake Common over the last five fiscal years compared to the returns of Standard & Poors 500 Stock Index and the Keefe, Bruyette & Woods 50 Bank Index (the "KBW 50"). The KBW 50 is a market-capitalization-weighted index of the market performance of the 50 largest U.S. banks, including all money center and most major regional banks, and is published in various financial and banking literature.

                    Comparison of Five Year Cumulative Return
                      Among S & P Index, KBW 50 Bank Index
                               and Baylake Corp

Measurement Period
(Fiscal Year Covered)        S & P 500       KBW50         BAYLAKE
Measurement Pt - 12/31/91
    1992                        100           100           100
    1993                        110           106           203.2
    1994                        112           100           253.3
    1995                        153           160           203.9
    1996                        189           227           211.9
    1997                        252           332           241.3


(1) Assumes $100 invested on December 31, 1992 in Baylake Corp. Common Stock compared to the same amount invested in other funds shown at the same time. Dividends are assumed to be reinvested.

Certain Transactions with Management

     Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 1997, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons remain on substantially the same terms including interest rates and collateral, on those prevailing at the time for comparable transactions with other persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

Compliance with Section 16(a) of the Exchange Act

     Under Section 16(a) of the Exchange Act, Baylake's directors and executive officers, and any persons holding more than 10% of the outstanding Baylake Common are required to report their initial ownership of the Baylake Common and any subsequent changes to such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and Baylake is required to disclose in this Proxy Statement/Prospectus any failure to file such reports by these dates during 1997.

                                EXPERTS

     The Board of Directors intends to continue to use the accounting firm of Smith & Gesteland as independent auditors to audit the financial statements of Baylake for 1998. Representatives of Smith & Gesteland are expected to be present at the Baylake Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The standing Audit and Legal Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Smith & Gesteland performing independent audit services and other non-audit services. In each case, it was determined that no conflict resulted and that the independence of the auditor was not compromised. Prior authorization was granted by the Committee in each case before any services were performed.

                  FINANCIAL STATEMENTS AND ANNUAL REPORT

     A copy of the 1997 Annual Report to shareholders is enclosed with your proxy materials. The consolidated statements of Baylake are contained in the 1997 Annual Report. However, such report and financial statements contained therein are not to be considered as part of this proxy statement.

Future Shareholder Proposals

     Shareholder proposals must be received by Baylake no later than December 30, 1998 in order to be considered at Baylake's 1999 Annual Meeting of Shareholders.

STURGEON BAY, WISCONSIN
DATE:  APRIL 30, 1998                          BAYLAKE CORP.

                             PROXY FOR BAYLAKE CORP.
                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 8, 1998



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Thomas L. Herlache and William C. Parsons as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Baylake Corp. held on record by the undersigned on April 24, 1998 at the Annual Meeting of shareholders to be held on June 8, 1998, or any adjournment thereof.

ELECTION OF DIRECTORS - Nominees for Class I of the Board of Directors are:

John W. Bunda      L. George Evenson               Thomas L. Herlache

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the name of the nominee in the list stated above.)

1.Election of Directors:        Vote for all names above
                                Vote for all above,
                                except those crossed out
                                Withhold vote for all names above


2.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting:

                                YES        NO

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS NUMBER ONE AND TWO.

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, personal representative, administrator, trustee, or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate name, by the President, other authorized officer or by an authorized person.


Dated:                                 , 1998.


-------------------------               ------------------------------
Signature                               signature,
                                        if jointly held


PLEASE MARK, SIGN, DATE AND THEN RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE FOR YOUR CONVENIENCE.